MasterCard Incorporated Reports
Fourth-Quarter and Full-Year 2014
Financial Results

•	Fourth-quarter net income of $801 million, or $0.69 per diluted share

•	Fourth-quarter net revenue increase of 14%, to $2.4 billion

•	Fourth-quarter gross dollar volume up 13% and purchase volume up 12%

Purchase, NY, January 30, 2015 - MasterCard Incorporated (NYSE: MA) today announced financial results for the fourth quarter of 2014. The company reported net income of $801 million, an increase of 17% or 21% adjusted for currency, and earnings per diluted share of $0.69, up 21% or 25% adjusted for currency, in each case versus the year-ago period and excluding the special item related to the U.S. merchant litigation taken in that period. Acquisitions had a $0.03 dilutive impact on earnings per diluted share.

Net revenue for the fourth quarter of 2014 was $2.4 billion, a 14% increase versus the same period in 2013 as-reported and 17% increase adjusted for currency. Net revenue growth was driven by the impact of the following:

•	An increase in cross-border volumes of 19%;

•	A 13% increase in gross dollar volume, on a local currency basis, to $1.2 trillion; and

•	An increase in processed transactions of 11%, to 11.6 billion.

These factors were partially offset by an increase in rebates and incentives. Acquisitions contributed 3 percentage points to total net revenue growth.

Worldwide purchase volume during the quarter was up 12% on a local currency basis versus the fourth quarter of 2013, to $858 billion. As of December 31, 2014, the company’s customers had issued 2.1 billion MasterCard and Maestro-branded cards.

“Despite a mixed global economy, we delivered solid results for the quarter and for the full year in 2014,” said Ajay Banga, president and CEO, MasterCard.  “This year is off to a good start with several new wins, as well as renewals of some important customer agreements, with more in the pipeline. Looking ahead, we will continue to be at the forefront of our industry by driving payment innovation with solutions such as MasterPass, and by increasing electronic payments usage globally as demonstrated by our significant expanded acceptance footprint across Africa.”

Total operating expenses increased 26%, or 29% adjusted for currency, to $1.4 billion, during the fourth quarter of 2014 compared to the same period in 2013, excluding that period’s special item. The primary driver of this quarter’s expense growth was an $87 million restructuring charge taken in this year’s period.

-more-

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The charge is related to actions to better position ourselves for the future, such as realigning some roles within the company’s business groups, redeploying resources geographically and consolidating all processing assets under one organization. The remainder of the increase was primarily driven by G&A expenses, continuing our investments in strategic initiatives, similar to recent quarters. Acquisitions contributed 9 percentage points to the growth. Including last year’s special item, total operating expense increased 16%, or 18% adjusted for currency, from the year-ago period.

Operating income for the fourth quarter of 2014 was flat or increased 3% adjusted for currency versus the year-ago period, excluding the special item, and the company delivered an operating margin of 42.1%.

MasterCard reported other expense of $11 million in the fourth quarter of 2014 versus $9 million in the fourth quarter of 2013. The change was mainly driven by higher interest expense related to the company’s inaugural debt issuance in March 2014.

MasterCard’s effective tax rate was 20.3% in the fourth quarter of 2014, versus a rate of 32.0% in the comparable period in 2013, excluding the special item. The decrease was primarily due to the impact of our continued efforts to better align our tax structure with our business footprint outside of the U.S.

During the fourth quarter of 2014, MasterCard repurchased approximately 2.1 million shares of Class A common stock at a cost of approximately $155 million. Quarter-to-date through January 23rd, the company repurchased an additional 2.5 million shares at a cost of approximately $215 million, with $3.8 billion remaining under the current repurchase program authorizations.

Full-Year 2014 Results

For the year ended December 31, 2014, MasterCard reported net income of $3.6 billion, an increase of 14%, both before and after adjusting for currency, and earnings per diluted share of $3.10, up 19%, in each case versus the year-ago period and excluding last year’s special item. Acquisitions had a $0.04 dilutive impact on earnings per diluted share.

Net revenue for the full-year 2014 was $9.5 billion, an increase of 14% versus 2013, both before and after adjusting for currency. Gross dollar volume growth of 13%, cross-border volume growth of 16% and transaction processing growth of 12% contributed to full-year net revenue growth. These factors were partially offset by an increase in rebates and incentives. Acquisitions contributed 2 percentage points to total net revenue growth.

Total operating expenses increased 17%, both before and after adjusting for currency, to $4.4 billion, compared to full-year 2013 and excluding last year’s special item. The increase was primarily due to on-going investments to support strategic initiatives. Acquisitions contributed 6 percentage points to total operating expense growth. Including last year’s special item, total operating expense increased 14%, both before and after adjusting for currency, from the year-ago period.

Excluding last year’s special item, operating income increased 11% before and after adjusting for currency for 2014 versus 2013, delivering an operating margin of 53.9% for the full-year 2014.

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MasterCard’s effective tax rate was 28.8% in full-year 2014, versus a rate of 30.9% in full-year 2013, excluding the special item. The decrease was primarily due to the impact of our continued efforts to better align our tax structure with our business footprint outside of the U.S.

For full-year 2014, MasterCard repurchased 44.5 million shares at a cost of approximately $3.4 billion.

Fourth-Quarter and Full-Year Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its fourth-quarter and full-year financial results.

The dial-in information for this call is 877-201-0168 (within the U.S.) and 647-788-4901 (outside the U.S.), and the passcode is 60630733. A replay of the call will be available for one week and can be accessed by dialing 855-859-2056 (within the U.S.) and 404-537-3406 (outside the U.S.), and using passcode 60630733.

This call can also be accessed through the Investor Relations section of the company’s website at www.mastercard.com/investor.

Non-GAAP Financial Information

The company has presented certain financial data that are considered non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying tables.

The presentation of growth rates adjusted for currency represent a non-GAAP measure and are calculated by remeasuring the prior period’s results using the current period’s exchange rates.

About MasterCard Incorporated

MasterCard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Follow us on Twitter @MasterCardNews, join the discussion on the Cashless Pioneers Blog and subscribe for the latest news on the Engagement Bureau.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal

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securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to the company’s efforts in payment innovation.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2013, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2014, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

###

Contacts:

Investor Relations: Barbara Gasper or Matt Lanford, investor_relations@mastercard.com, 914-249-4565
Media Relations: Seth Eisen, Seth_Eisen@mastercard.com, 914-249-3153

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MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(in millions, except per share data)
Net Revenue	$2,416	$2,126	$9,473	$8,346
Operating Expenses
General and administrative	977	719	3,184	2,649
Advertising and marketing	337	321	862	841
Depreciation and amortization	84	71	321	258
Provision for litigation settlement	—	95	—	95
Total operating expenses	1,398	1,206	4,367	3,843
Operating income	1,018	920	5,106	4,503
Other Income (Expense)
Investment income	7	8	28	38
Interest expense	(16)	(7)	(48)	(14)
Other income (expense), net	(2)	(10)	(7)	(27)
Total other income (expense)	(11)	(9)	(27)	(3)
Income before income taxes	1,007	911	5,079	4,500
Income tax expense	206	288	1,462	1,384
Net Income	$801	$623	$3,617	$3,116

Basic Earnings per Share	$0.70	$0.52	$3.11	$2.57
Basic Weighted-Average Shares Outstanding	1,153	1,201	1,165	1,211
Diluted Earnings per Share	$0.69	$0.52	$3.10	$2.56
Diluted Weighted-Average Shares Outstanding	1,157	1,205	1,169	1,215

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MASTERCARD INCORPORATED
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	December 31,
	2014	2013
	(in millions, except share data)
ASSETS
Cash and cash equivalents	$5,137	$3,599
Restricted cash for litigation settlement	540	723
Investment securities available-for-sale, at fair value	1,168	2,696
Accounts receivable	1,109	966
Settlement due from customers	1,052	1,351
Restricted security deposits held for customers	950	911
Prepaid expenses and other current assets	741	471
Deferred income taxes	300	233
Total Current Assets	10,997	10,950
Property, plant and equipment, net	615	526
Deferred income taxes	96	70
Goodwill	1,522	1,122
Other intangible assets, net	714	672
Other assets	1,385	902
Total Assets	$15,329	$14,242
LIABILITIES AND EQUITY
Accounts payable	$419	$338
Settlement due to customers	1,142	1,433
Restricted security deposits held for customers	950	911
Accrued litigation	771	886
Accrued expenses	2,439	2,101
Other current liabilities	501	363
Total Current Liabilities	6,222	6,032
Long-term debt	1,494	—
Deferred income taxes	115	117
Other liabilities	674	598
Total Liabilities	8,505	6,747
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000,000,000 shares, 1,352,378,383 and 1,341,541,110 shares issued and 1,115,369,640 and 1,148,838,370 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200,000,000 shares, 37,192,165 and 45,350,070 issued and outstanding, respectively	—	—
Additional paid-in-capital	3,876	3,762
Class A treasury stock, at cost, 237,008,743 and 192,702,740 shares, respectively	(9,995)	(6,577)
Retained earnings	13,169	10,121
Accumulated other comprehensive income (loss)	(260)	178
Total Stockholders’ Equity	6,790	7,484
Non-controlling interests	34	11
Total Equity	6,824	7,495
Total Liabilities and Equity	$15,329	$14,242

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MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

	For the Years Ended December 31,
	2014	2013	2012
	(in millions)
Operating Activities
Net income	$3,617	$3,116	$2,759
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of customer and merchant incentives	691	603	519
Depreciation and amortization	321	258	230
Share-based payments	(15)	63	—
Deferred income taxes	(91)	(119)	241
Other	52	67	52
Changes in operating assets and liabilities:
Accounts receivable	(164)	(42)	(121)
Income taxes receivable	(8)	153	(185)
Settlement due from customers	185	(194)	(500)
Prepaid expenses	(1,316)	(598)	(573)
Accrued litigation and legal settlements	(115)	160	(44)
Accounts payable	61	(20)	(2)
Settlement due to customers	(165)	322	348
Accrued expenses	389	315	221
Net change in other assets and liabilities	(35)	51	3
Net cash provided by operating activities	3,407	4,135	2,948
Investing Activities
Purchases of investment securities available-for-sale	(2,385)	(2,526)	(2,981)
Acquisition of businesses, net of cash acquired	(525)	—	(70)
Purchases of property, plant and equipment	(175)	(155)	(96)
Capitalized software	(159)	(144)	(122)
Proceeds from sales of investment securities available-for-sale	2,477	1,488	390
Proceeds from maturities of investment securities available-for-sale	1,358	1,321	891
Decrease (increase) in restricted cash for litigation settlement	183	3	(726)
Proceeds from maturities of investment securities held-to-maturity	—	36	—
Other investing activities	(84)	(27)	(125)
Net cash provided by (used in) investing activities	690	(4)	(2,839)
Financing Activities
Purchases of treasury stock	(3,386)	(2,443)	(1,748)
Proceeds from debt	1,530	35	—
Dividends paid	(515)	(255)	(132)
Tax benefit for share-based payments	54	19	47
Cash proceeds from exercise of stock options	28	26	31
Other financing activities	(50)	(11)	4
Net cash used in financing activities	(2,339)	(2,629)	(1,798)
Effect of exchange rate changes on cash and cash equivalents	(220)	45	7
Net increase (decrease) in cash and cash equivalents	1,538	1,547	(1,682)
Cash and cash equivalents - beginning of period	3,599	2,052	3,734
Cash and cash equivalents - end of period	$5,137	$3,599	$2,052

Non-Cash Investing and Financing Activities
Fair value of assets acquired, net of cash acquired	$768	$—	$77
Fair value of liabilities assumed related to acquisitions	$141	$—	$2

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MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 months ended December 31, 2014
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$345	10.3%	14.7%	$233	14.5%	2,720	$112	15.1%	1,008	450	482
Canada	35	2.0%	10.5%	33	12.6%	421	2	-16.3%	5	44	53
Europe	347	1.8%	16.2%	235	12.3%	4,051	112	25.2%	718	356	374
Latin America	97	3.3%	16.0%	60	22.2%	1,377	38	7.3%	223	138	158
Worldwide less United States	824	5.4%	15.3%	560	14.2%	8,569	263	17.6%	1,954	988	1,066
United States	348	7.5%	7.5%	298	8.2%	5,299	50	3.4%	325	334	372
Worldwide	1,172	6.0%	12.9%	858	12.1%	13,868	313	15.0%	2,279	1,323	1,437
MasterCard Credit and Charge Programs
Worldwide less United States	476	2.2%	10.6%	430	11.7%	5,403	47	0.9%	201	512	576
United States	166	6.9%	6.9%	160	8.0%	1,781	6	-15.3%	8	159	191
Worldwide	642	3.4%	9.6%	589	10.7%	7,184	53	-1.3%	208	671	767
MasterCard Debit Programs
Worldwide less United States	348	10.0%	22.4%	131	23.3%	3,166	217	21.9%	1,753	477	490
United States	182	8.1%	8.1%	138	8.5%	3,518	44	6.6%	317	175	181
Worldwide	530	9.3%	17.1%	269	15.2%	6,684	261	19.0%	2,070	652	670
	For the 12 Months ended December 31, 2014
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$1,308	13.4%	16.9%	$877	16.4%	9,913	$431	17.9%	3,786	450	482
Canada	131	-0.2%	6.9%	122	8.7%	1,531	9	-12.8%	23	44	53
Europe	1,356	9.5%	14.0%	918	10.7%	14,647	438	21.6%	2,664	356	374
Latin America	359	5.0%	14.9%	220	21.2%	5,105	140	6.2%	832	138	158
Worldwide less United States	3,154	10.1%	15.0%	2,137	13.9%	31,196	1,017	17.3%	7,304	988	1,066
United States	1,344	8.2%	8.2%	1,144	8.8%	20,323	201	4.4%	1,297	334	372
Worldwide	4,499	9.5%	12.8%	3,281	12.1%	51,519	1,218	15.0%	8,602	1,323	1,437
MasterCard Credit and Charge Programs
Worldwide less United States	1,842	6.8%	11.0%	1,648	12.2%	20,189	194	1.5%	814	512	576
United States	633	7.8%	7.8%	607	8.4%	6,727	26	-5.1%	28	159	191
Worldwide	2,475	7.1%	10.1%	2,256	11.2%	26,917	219	0.7%	842	671	767
MasterCard Debit Programs
Worldwide less United States	1,312	15.0%	21.1%	489	20.0%	11,006	823	21.7%	6,490	477	490
United States	711	8.5%	8.5%	536	9.3%	13,596	175	6.0%	1,269	175	181
Worldwide	2,024	12.6%	16.3%	1,025	14.2%	24,602	999	18.6%	7,760	652	670
	For the 3 months ended December 31, 2013
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$313	14.7%	20.6%	$211	19.8%	2,253	$101	22.2%	869	392	421
Canada	35	0.6%	6.6%	32	7.1%	376	3	-0.3%	6	39	47
Europe	340	15.3%	14.1%	230	10.1%	3,382	111	23.4%	618	307	323
Latin America	94	10.3%	17.1%	56	23.4%	1,214	38	8.7%	209	122	142
Worldwide less United States	782	13.7%	16.6%	530	14.9%	7,224	252	20.2%	1,702	860	933
United States	324	7.4%	7.4%	275	7.6%	4,937	48	6.5%	311	297	332
Worldwide	1,105	11.8%	13.7%	805	12.3%	12,161	300	17.8%	2,013	1,157	1,265
MasterCard Credit and Charge Programs
Worldwide less United States	466	10.4%	13.6%	413	14.3%	4,856	53	8.9%	214	489	552
United States	155	5.6%	5.6%	148	5.7%	1,679	7	4.5%	7	144	175
Worldwide	621	9.2%	11.5%	561	11.9%	6,535	60	8.3%	221	633	726
MasterCard Debit Programs
Worldwide less United States	316	18.8%	21.3%	117	17.4%	2,368	199	23.7%	1,488	372	382
United States	169	9.1%	9.1%	127	9.8%	3,258	41	6.8%	304	153	157
Worldwide	485	15.3%	16.8%	244	13.4%	5,626	240	20.4%	1,792	524	539
	For the 12 Months ended December 31, 2013
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$1,153	17.5%	21.7%	$771	19.9%	8,226	$383	25.4%	3,135	392	421
Canada	131	3.4%	6.7%	121	7.2%	1,403	11	1.0%	24	39	47
Europe	1,239	15.6%	14.5%	846	11.4%	12,398	393	21.8%	2,271	307	323
Latin America	342	12.2%	16.4%	204	21.3%	4,467	139	9.8%	789	122	142
Worldwide less United States	2,866	15.3%	17.1%	1,941	15.3%	26,494	925	21.0%	6,218	860	933
United States	1,243	6.6%	6.6%	1,051	7.0%	18,858	192	4.2%	1,250	297	332
Worldwide	4,108	12.5%	13.7%	2,992	12.3%	45,352	1,117	17.7%	7,468	1,157	1,265
MasterCard Credit and Charge Programs
Worldwide less United States	1,725	11.5%	13.9%	1,521	14.3%	18,060	203	10.8%	831	489	552
United States	587	4.4%	4.4%	560	4.9%	6,353	27	-5.0%	26	144	175
Worldwide	2,312	9.6%	11.3%	2,081	11.6%	24,414	230	8.7%	856	633	726
MasterCard Debit Programs
Worldwide less United States	1,141	21.5%	22.3%	420	19.2%	8,434	721	24.2%	5,388	372	382
United States	656	8.6%	8.6%	491	9.5%	12,504	165	5.9%	1,224	153	157
Worldwide	1,797	16.5%	16.9%	910	13.8%	20,938	887	20.3%	6,612	524	539

APMEA = Asia Pacific / Middle East / Africa
Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

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Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts and cards on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts that do not generally have physical cards associated with them.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

In 2013 Q4, a large Maestro customer revised their number of Maestro cards to exclude inactive cards. Data for the comparable periods in 2013 and 2012 have been revised to be consistent with this approach. In 2014 Q2, a large customer revised their number of MasterCard credit cards to exclude inactive cards. Data for the comparable periods in 2013 have been revised to be consistent with this approach. MasterCard revenue is not impacted from these historical changes.

Performance information for prior periods can be found in the “Investor Relations” section of the MasterCard website at www.mastercard.com.

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GAAP Reconciliations
($ in millions, except per share data)

	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013			Year-over-year % Growth
	Actual	Actual	Special Item (a)	Non-GAAP	Actual	Special Item (a)	Non-GAAP
Provision for litigation settlement	—	$95	$(95)	$—	—	—	—
Total operating expenses	$1,398	$1,206	$(95)	$1,111	16%	(10)%	26%
Operating income	$1,018	$920	$95	$1,015	11%	10%	—%
Operating Margin	42.1%	43.3%		47.7%
Income before income taxes	$1,007	$911	$95	$1,006	11%	11%	—%
Income tax expense	$206	$288	$34	$322	(29)%	7%	(36)%
Effective Tax Rate	20.3%	31.6%	0.4%	32.0%
Net Income	$801	$623	$61	$684	29%	11%	17%
Basic Earnings per Share	$0.70	$0.52	$0.05	$0.57	35%	12%	23%
Diluted Earnings per Share	$0.69	$0.52	$0.05	$0.57	33%	12%	21%

Note: Figures may not sum due to rounding
(a) Represents effect of net incremental accrual for U.S. merchant litigations

	Twelve Months Ended December 31, 2014	Twelve Months Ended December 31, 2013			Year-over-year % Growth
	Actual	Actual	Special Item (a)	Non-GAAP	Actual	Special Item (a)	Non-GAAP
Provision for litigation settlement	—	$95	$(95)	$—	—	—	—
Total operating expenses	$4,367	$3,843	$(95)	$3,748	14%	(3)%	17%
Operating income	$5,106	$4,503	$95	$4,598	13%	2%	11%
Operating Margin	53.9%	54.0%		55.1%
Income before income taxes	$5,079	$4,500	$95	$4,595	13%	2%	11%
Income tax expense	$1,462	$1,384	$34	$1,418	6%	3%	3%
Effective Tax Rate	28.8%	30.8%	0.1%	30.9%
Net Income	$3,617	$3,116	$61	$3,177	16%	2%	14%
Basic Earnings per Share	$3.11	$2.57	$0.05	$2.62	21%	2%	19%
Diluted Earnings per Share	$3.10	$2.56	$0.05	$2.61	21%	2%	19%

Note: Figures may not sum due to rounding
(a) Represents effect of net incremental accrual for U.S. merchant litigations